Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in the Registration Statements filed on Form S-8 (No. 33-40140 and No. 333-13061) pertaining to the American Medical Technologies, Inc. stock option plans of our report dated February 21, 2004 relating to the financial statements of American Medical Technologies, Inc. appearing in the Form 10-K for the year ended December 31, 2003.

/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP

Houston, Texas
April 14, 2004